Exhibit 99.9

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Apollo Medical Holdings, Inc., and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on November 23, 2016.

NNA OF NEVADA, INC.

By:	/s/ Mark Fawcett
Name:	Mark Fawcett
Title:	SVP and Treasurer

FRESENIUS MEDICAL CARE HOLDINGS, INC.

By:	/s/ Mark Fawcett
Name:	Mark Fawcett
Title:	SVP and Treasurer

FRESENIUS MEDICAL CARE AG & CO. KGaA, represented by

Fresenius Medical Care Management AG, its general partner

By:	/s/ Michael Brosnan
Name:	Michael Brosnan
Title:	Member of the Management Board

By:	/s/ Ronald J. Kuerbitz
Name:	Ronald J. Kuerbitz
Title:	Member of the Management Board